Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

John.Hawkins@HawkinsInc.com

Kathleen P. Pepski

Chief Financial Officer

612/617-8571

Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FISCAL 2009 FIRST QUARTER RESULTS

•	Sales increase by 33.9%
•	Net income climbs to $4.9 million
•	Earnings per share increases by 65.5%

Minneapolis, MN, August 7, 2008 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for its fiscal 2009 first quarter ended June 30, 2008. Sales of $65.1 million represent an increase of 33.9% over $48.6 million in sales for last year’s first quarter. Net income for the first quarter of fiscal 2009 was $4.9 million compared to net income of $3.0 million for the same period of fiscal 2008. Earnings per share increased by 65.5% to $0.48 per share in the first quarter of fiscal 2009 from $0.29 per share for last year’s first quarter. Income from operations for the quarter ended June 30, 2008 was negatively impacted by LIFO inventory adjustments of approximately $1.7 million (approximately $1.0 million, or $0.10 per share, after tax) resulting from rising inventory costs and, to a lesser extent, inventory levels, whereas there was minimal impact from LIFO adjustments on the first quarter of the prior fiscal year.

For the quarter ended June 30, 2008, Industrial segment sales were $41.2 million, which is up 40.7% over last years’ first quarter sales of $29.3 million. Water Treatment segment sales for the quarter ended June 30, 2008 were $21.3 million, which is a 26.1% increase over last year’s first quarter sales of $16.9 million. These changes were driven largely by increases in selling prices related to rising material costs along existing product lines and, to a lesser extent, volume increases. Pharmaceutical sales increased by $0.2 million for the quarter ended June 30, 2008 as compared to the same period in the prior year.

Gross margin, as a percentage of sales, was 21.9% for the first quarter of fiscal 2009 compared to 24.3% in the same period a year ago. The decrease in gross margin as a percentage of sales was primarily due to the LIFO adjustment noted above and classifying certain expenses as cost of sales instead of selling, general, and administrative (SG&A) expenses for the quarter ended June 30, 2008 as compared to the quarter ended June 30, 2007, partially offset by higher margins from the sale of certain high demand and supply constrained products and the sale of stored, lower-cost inventory.

SG&A expenses, as a percentage of sales, decreased to 10.2% for the first quarter of fiscal 2009 compared to 15.4% in the same period of fiscal 2008, primarily due to the increased sales level and a decrease in SG&A expenses due to classifying certain expenses as cost of sales instead of SG&A expenses and a reduction in contractor and consulting fees from those incurred in the prior year related to the Company’s implementation of an Enterprise Resource Planning system.

Chief Executive Officer, John R. Hawkins, commented, “We continue to operate in a highly inflationary market environment for some key raw materials, combined with limited availability of certain important products. I am pleased that Hawkins was able to continue to provide uninterrupted service to our customers during times of escalating prices and transportation disruptions, as we benefited from strategic investments we have made in storage facilities over the past few years. In addition, we realized higher margins on certain products this past quarter given growing demand and a tight supply environment, which drove up prices primarily in products serving the agricultural sector.” Hawkins continued, “The July 2008 acquisition of the facility in Centralia, Illinois demonstrates our continued pattern of strategic investments for superior customer service and market expansion. This facility will be primarily used to augment the Company’s lactate and other food ingredient manufacturing capacity within our Industrial segment, and will also provide a new branch office for our Water Treatment segment, as we continue to expand our geographic coverage for that segment.”

Hawkins, Inc. provides a full range of bulk industrial products complemented with the technical expertise and innovation to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates 18 facilities in Iowa, Illinois, Kansas, Minnesota, Missouri, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, the inability of our suppliers to provide us with key raw materials at contracted prices and delivery dates, cyclical downturns in our customers’ industries, competition from other chemical companies, seasonality and weather conditions that may affect customer demand and river and rail transportation, the hazards of chemical manufacturing, natural disasters, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Quarters Ended
	June 30, 2008	June 30, 2007

Sales	$65,127,314	$48,622,725

Cost of sales	50,878,631	36,792,174

Gross margin	14,248,683	11,830,551

Selling, general and administrative expenses	6,625,726	7,495,284

Income from operations	7,622,957	4,335,267

Investment income	141,420	302,303

Income before income taxes	7,764,377	4,637,570

Provision for income taxes	2,888,500	1,686,500

Net income	$4,875,877	$2,951,070

Weighted average number of shares outstanding – basic	10,239,458	10,184,940

Weighted average number of shares outstanding – diluted	10,251,111	10,204,262

Earnings per share - basic and diluted	$0.48	$0.29

Cash dividends declared per common share	$—	$—

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